Filed Pursuant to Rule 424(b)(7)
Registration No. 333-266020

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated July 5, 2022)

EARTHSTONE ENERGY, INC.

19,417,476 Shares of Class A common stock

This prospectus supplement No. 2 (this “Prospectus Supplement”) supplements and amends the prospectus of Earthstone Energy, Inc. (“Earthstone”) dated July 5, 2022 filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended, as supplemented by prospectus supplement No. 1 dated September 29, 2022 (collectively, the “Prospectus”). Pursuant to the Prospectus, this Prospectus Supplement relates to the offer and sale from time to time by the selling stockholders named therein of Earthstone’s Class A common stock, par value $0.001 per share (the “Class A common stock”). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On May 3, 2023, Chisholm Energy Operating, LLC (“Chisholm”), a selling stockholder listed in the Prospectus, distributed 2,198,516 shares of Class A common stock to its members (the “Distribution”), which members are entitled to registration rights with respect to such shares of Class A common stock pursuant to the registration rights agreement, dated as of February 15, 2022. To update the information contained in the section of the Prospectus entitled “Selling Stockholders” to reflect the Distribution, the below table has been revised to include the information applicable to the members of Chisholm. The following table has also been revised to update the holdings of the other selling stockholders as of the date of this Prospectus Supplement. The table, including the footnotes, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in its entirety by the below table.

The shares offered in the Prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 1 of the Prospectus or incorporated by reference therein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is May 5, 2023.

As of May 4, 2023, the selling stockholder table included under the section entitled “SELLING STOCKHOLDERS”, which begins on page 8 of the Prospectus, is revised and replaced in its entirety with the following:

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage (1)
Aaron Gaydosik	232,185	*	232,185	-	-
Andrew Tullis	22,776	*	22,776	-	-
Beau Sullivan	31,256	*	31,256	-	-
Bill Francis	2,128	*	2,128	-	-
Brad Grandstaff	272,137	*	272,137	-	-
Bradley Burke	38,296	*	38,296	-	-
Brian Cassens	203,868	*	203,868	-	-
Chisholm Energy Holdings, LLC (2)	22,302	*	22,302	-	-
Courtney Bravo	21,015	*	21,015	-	-
David Braddock	1,991	*	1,991	-	-
Gayle Burleson	13,134	*	13,134	-	-
George Roth	2,415	*	2,415	-	-
Jacob Daniels	348	*	348	-	-
James Addison	4,595	*	4,595	-	-
Jennifer Elrod	5,254	*	5,254	-	-
Joel Hall	18,388	*	18,388	-	-
Jogina Murphy	1,738	*	1,738	-	-
Jonathan Slagle	52,538	*	52,538	-	-
Jordan Huelse	6,034	*	6,034	-	-
Joshua Kuhn	52,070	*	52,070	-	-
Juan Yanez	48	*	48	-	-
Kenneth L. Acklie	2,246	*	2,246	-	-
Lauren Franco	1,475	*	1,475	-	-
Lecia McNair	604	*	604	-	-
Linda Slone	695	*	695	-	-
Luke Shelton	19,702	*	19,702	-	-
Mark Whitley	40,711	*	40,711	-	-
Martin Emery	59,508	*	59,508	-	-
Mike Middlebrook	390,587	*	390,587	-	-
Ontario Teachers’ Pension Plan Board(3)	1,738	*	1,738	-	-
Paul Martinez	30,168	*	30,168	-	-
Randall B. Ferrell	173,924	*	173,924	-	-
Roger Pinkerton	14,055	*	14,055	-	-
Russell Simons	4,831	*	4,831	-	-
Sam Stringer	1,737	*	1,737	-	-
Scott Germann	416,542	*	416,542	-	-
Scott Herstein	25,064	*	25,064	-	-
Skyler Brodbeck	13,639	*	13,639	-	-

Spencer Davis Armour IV	3,970	*	3,970	-	-
Stephen C. Hurley	18,795	*	18,795	-	-
Steve Poe	3,328	*	3,328	-	-
Tyler Lane	48,293	*	48,293	-	-
Warburg Pincus Energy (E&P) Partners-A, L.P. (4)	365,136	*	108,896	256,240	*
Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (4)	36,725	*	36,725	-	-
Warburg Pincus Energy (E&P)-A, L.P. (4)	6,045,611	5.7%	1,803,012	4,242,599	4.0%
Warburg Pincus Private Equity (E&P) XII (A), L.P. (4)	1,150,593	1.1%	1,150,593	-	-
Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (4)	94,206	*	94,206	-	-
Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (4)	1,167,040	1.1%	1,167,040	-	-
Warburg Pincus XII (E&P) Partners-1, L.P. (4)	1,665,022	1.6%	1,665,022	-	-
Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC(4)	18,267	*	18,267	-	-
WP Energy Chisholm Holdings, L.P. (4)	28,007	*	28,007	-	-
WP Energy Partners Chisholm Holdings, L.P. (4)	42,376	*	42,376	-	-
WP XII (E&P) Partners (A), L.P. (4)	196,396	*	196,396	-	-
WP XII Chisholm Holdings, L.P. (4)	76,324	*	76,324	-	-
__________________________

*    Represents less than one percent.

(1)    The percentage is based upon 106,197,674 shares of Class A common stock issued and outstanding as of May 4, 2023.

(2)    Messrs. C. Ryan Dalton and Scott Germann, as the managers of Chisholm Energy Holdings, LLC, have shared voting and investment power over the shares offered hereby.  The address of Chisholm Energy Holdings, LLC is 801 Cherry Street, Suite 1200, Fort Worth, Texas 76102.

(3)    Consists of 1,738 shares of Class A common stock held of record by Ontario Teachers’ Pension Plan Board, or OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Zvi Orvitz and Romeo Leemrijgse the authority to implement disposition decisions with respect to the shares of our Class A common stock that are held by or may be acquired by OTPP; however, approval of such decisions are made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by OTPP in accordance with internal proxy voting guidelines. As such, each of Zvi Orvitz and Romeo Leemrijgse expressly disclaims beneficial ownership of the shares of Class A common stock that are held by or may be acquired by OTPP. The business address of the OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)    Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”) is the managing member of Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&P Partners B Chisholm”). Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”) is the general partner of Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”), Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”), Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”), WP Energy Chisholm Holdings, L.P. (“WPE Chisholm Holdings”) and WP Energy Partners Chisholm Holdings, L.P. Warburg Pincus (E&P) Energy LLC ("WPE E&P Energy LLC") is the general partner of WPE E&P GP. Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”) is the managing member of Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”). Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”) is the general partner of WP XII E&P Partners 2, Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”), WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”), Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”), Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&P XII E”), WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”) and Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”). Warburg Pincus (E&P) XII LLC (“WP E&P XII LLC”) is the general partner of WP E&P XII. Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”) is the general partner of WPE E&P GP. Warburg Pincus Partners II (US), L.P. (“WPP II US”) is the managing member of WP E&P XII LLC and WPE E&P GP LLC. Warburg Pincus & Company US, LLC (“WP & Co. US LLC”) is the general partner of WPP II US. Warburg Pincus LLC (“WP LLC”) is a registered investment adviser, and the manager of WP PE E&P XII,

WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WPE E&P Partners A, WPE E&P Partners B and WPE E&P (collectively, the “Managed Entities”). As such, each of WPE E&P GP, WPE E&P GP LLC, WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held by each of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE Chisholm Holdings and WPEP Chisholm Holdings. Each of WP E&P XII LLC and WP E&P XII may be deemed to share beneficial ownership of the shares held by each of WP XII E&P Partners 2 Chisholm, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP XII E&P Partners 2 may be deemed to share beneficial ownership of the shares held by WP XII E&P Partners 2 Chisholm. WPE E&P Partners B may be deemed to share beneficial ownership of the shares held by WPE E&P Partners B Chisholm. Each of WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held by the Managed Entities. The address of the Warburg Entities is 450 Lexington Avenue, New York, New York 10017.